Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER AND FULL-YEAR FISCAL 2020 RESULTS

— Reports a Record Year of Net Sales, Adjusted EBITDA, Net Income and Net Income Per Diluted Share—

Net Income Per Diluted Share for Fiscal 2020 Increased 7%—

Non-GAAP Net Income Per Diluted Share for Fiscal 2020 Increased 12%—

—Net Income Per Diluted Share for the Fourth Quarter Increased to $0.52 from $0.48 Last Year—

— Non-GAAP Net Income Per Diluted Share for the Fourth Quarter Increased to $0.75 from $0.55 Last Year—

— Cash and Availability of $800 Million at Fiscal Year End 2020 —

New York, New York – March 19, 2020 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full fiscal 2020 year ended January 31, 2020.

Net sales for the fiscal year ended January 31, 2020 increased 2.7% to $3.16 billion from $3.08 billion in the prior year. The Company reported GAAP net income for the fiscal year of $143.8 million, or $2.94 per diluted share, compared to $138.1 million, or $2.75 per diluted share, in the prior year.

Non-GAAP net income per diluted share was $3.19 for fiscal 2020 compared to $2.86 in the prior fiscal year. Non-GAAP net income per diluted share excludes (i) non-cash imputed interest expense of $5.4 million in fiscal 2020 and $5.0 million in fiscal 2019 related to the note issued to seller (the “Seller Note”) as part of the consideration for the acquisition of Donna Karan International, (ii) asset impairments primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores, net of gain on lease terminations, of $19.4 million in fiscal 2020 and $2.8 million in fiscal 2019 and (iii) a non-cash income tax gain of $6.7 million primarily from foreign tax rate changes in fiscal 2020. The aggregate effect of these exclusions was equal to $0.25 per diluted share in fiscal 2020 and $0.11 per diluted share in fiscal 2019.

For the fourth quarter ended January 31, 2020, net sales decreased by 1.6% to $754.6 million from $766.8 million in the fourth quarter last year.  The Company reported GAAP net income of $25.3 million, or $0.52 per diluted share, in the fourth quarter compared to $24.1 million, or $0.48 per diluted share, in the fourth quarter last year.

Non-GAAP net income per diluted share was $0.75 for the fourth quarter of fiscal 2020 compared to $0.55 per share in the fourth quarter last year.  Non-GAAP net income per diluted share excludes (i) non-cash imputed interest expense of $1.4 million in the fourth quarter of fiscal 2020 and $1.3 million in the fourth quarter of fiscal 2019 related to the Seller Note, (ii) asset impairments primarily related to leasehold improvements and furniture and fixtures at certain of our retail stores of $21.7 million in fiscal 2020 and $2.8 million in fiscal 2019 and (iii) a non-cash income tax gain of $6.7 million primarily from foreign tax rate changes in fiscal 2020. The aggregate effect of these exclusions was equal to $0.23 per diluted share in the fourth quarter of fiscal 2020 and $0.07 per diluted share in the fourth quarter of fiscal 2019.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “The coronavirus outbreak has sent shockwaves through our industry and country. The health and welfare of our associates is of utmost importance to us. We have closed our retail stores and corporate offices and continue to work remotely or from safe spaces in order to remain operational.”

Mr. Goldfarb continued, “We currently have approximately $800 million of cash and availabilty under our bank facilities. This strong financial position is important as we move forward and strategically plan the balance of our year. We remain confident in our ability to adjust and adapt to the challenges and opportunities that lie ahead.”

Mr. Goldfarb concluded, “We continue towards the restructuring of our retail operations. We are focused on significantly reducing the number of stores we operate and remain committed to substantially reducing the losses from our retail operations as swiftly and efficiently as possible. We reported another year of growth driven by our wholesale segment. Our success remains anchored by our five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld. We are confident our solid wholesale business, along with a more streamlined retail operation, creates a strong foundation for continued growth.”

Outlook

The Company is closely monitoring the developments associated with the coronavirus outbreak and its impact on our sales, results of operations and supply chain. It is difficult to forecast the effects of the outbreak on our fiscal 2021 results. As a result, the Company is not currently providing any guidance and expects to provide additional information when it releases results for its first quarter of fiscal 2021.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per diluted share to non-GAAP net income per diluted share are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per diluted share should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Andrew Marc, Marc New York, Eliza J and Jessica Howard. G- III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through our team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, and over 150 U.S. colleges and universities. G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; restructuring plans; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, risks from the outbreak of the coronavirus, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Net sales	$754,617	$766,785	$3,160,464	$3,076,208
Cost of goods sold	503,529	507,847	2,042,524	1,969,099
Gross profit	251,088	258,938	1,117,940	1,107,109

Selling, general and administrative expenses	187,293	201,780	832,180	834,763
Depreciation and amortization	9,772	9,951	38,735	38,819
Asset impairments, net of gain on lease terminations	21,717	2,813	19,371	2,813
Operating profit	32,306	44,394	227,654	230,714

Other loss	(427)	(2,657)	(1,149)	(2,960)
Interest and financing charges, net	(10,784)	(11,771)	(44,407)	(43,924)
Income before income taxes	21,095	29,966	182,098	183,830

Income tax expense (benefit)	(4,193)	5,886	38,261	45,763
Net income	$25,288	$24,080	$143,837	$138,067

Net income per common share:
Basic	$0.53	$0.49	$2.98	$2.81
Diluted	$0.52	$0.48	$2.94	$2.75

Weighted average shares outstanding:
Basic	47,841	49,032	48,209	49,140
Diluted	48,484	50,088	48,895	50,274

Selected Balance Sheet Data (in thousands):	At January 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$197,372	$70,138
Working capital	754,728	673,107
Inventories	551,918	576,383
Total assets (1)	2,565,137	2,208,058
Long-term debt	397,467	386,604
Operating lease liabilities (2)	312,206	—
Total Stockholders' Equity	1,290,672	1,189,009

(1)	Total assets now include operating lease assets of $270.0 million as of January 31, 2020 in accordance with ASC 842, Leases.
(2)	These liabilities are now included in accordance with ASC 842.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO

NON-GAAP NET INCOME PER SHARE

	Three Months Ended		Year Ended
	January 31,		January 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
GAAP diluted net income per common share	$0.52	$0.48	$2.94	$2.75

Excluded from non-GAAP:
Non-cash imputed interest	0.03	0.04	0.11	0.10
Asset impairments, net of gain on lease terminations	0.45	0.05	0.40	0.05
Income tax impact of non-GAAP adjustments	(0.11)	(0.02)	(0.12)	(0.04)
Foreign tax rate changes	(0.14)	—	(0.14)	—

Non-GAAP diluted net income per common share, as defined	$0.75	$0.55	$3.19	$2.86

Non-GAAP diluted net income per common share is a “non-GAAP financial measure” that excludes non-cash imputed interest expense, asset impairments primarily related to leasehold improvements, furniture and fixtures and operating lease assets at certain of our retail stores, net of gain on lease terminations, and a non-cash income tax gain from foreign tax rate changes.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Year Ended	Year Ended
	January 31, 2020	January 31, 2019
	(Unaudited)	(Unaudited)
Net income	$143,837	$138,067

Asset impairments, net of gain on lease terminations	19,371	2,813
Depreciation and amortization	38,735	38,819
Interest and financing charges, net	44,407	43,924
Income tax expense	38,261	45,763

Adjusted EBITDA, as defined	$284,611	$269,386

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, asset impairment charges primarily related to leasehold improvements, furniture and fixtures and operating lease assets at certain of our retail stores,  net of gain on lease terminations and income tax expense. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME

(In thousands)

	Year Ended	Year Ended
	January 31, 2020	January 31, 2019
	(Unaudited)	(Unaudited)
Net income	$143,837	$138,067

Excluded from non-GAAP:
Non-cash imputed interest	5,391	4,951
Asset impairments, net of gain on lease terminations	19,371	2,813
Income tax impact of non-GAAP adjustments	(5,744)	(1,932)
Foreign tax rate changes	(6,685)	—

Non-GAAP net income, as defined	$156,170	$143,899

Non-GAAP net income is a “non-GAAP financial measure” that excludes non-cash imputed interest,  asset impairment charges primarily related to leasehold improvements, furniture and fixtures and operating lease assets at certain of our retail stores, net of gain on lease terminations, and a non-cash income tax gain from foreign tax rate changes.  The income tax impact of non-GAAP adjustments is calculated using the effective tax rates for the respective periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646)  277-1235